                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                              THE 593 CORPORATION
                             (D/B/A CLASSIC ALARMS)

                                      AND

                             MASADA SECURITY, INC.

                               TABLE OF CONTENTS

1.   PURCHASE AND SALE OF ASSETS...............................................     1
     1.1   Assets to be Acquired...............................................     1
     1.2   Excluded Assets.....................................................     2
     1.3   Assumed Liabilities.................................................     2
     1.4   Excluded Liabilities................................................     2

2.   PURCHASE PRICE AND CLOSING................................................     3
     2.1   Purchase Price......................................................     3
     2.2   Recurring Monthly Revenue...........................................     4
     2.3   Escrow..............................................................     5
     2.4   Accounts Receivable.................................................
     2.5   Closing Date and Location...........................................     7
     2.6   Nonsolicitation Agreement...........................................     7
     2.7   Allocation of Purchase Price........................................     7
     2.8   UCC Letter of Credit................................................     7

3.   REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER.......................     8
     3.1   Organization of Seller..............................................     8
     3.2   Authority of Seller.................................................     8
     3.3   WIP; Proposals and Bids.............................................     8
     3.4   Seller's Market.....................................................     9
     3.5   Business Documents..................................................     9
     3.6   Title to Property...................................................     9
     3.7   Compliance with Laws; Litigation....................................    10
     3.8   Condition of Assets.................................................    10
     3.9   Adverse Developments................................................    11
     3.10  Financial Statements................................................    11
     3.11  Customer and Systems Information....................................    11
     3.12  Broker or Finder....................................................    12
     3.13  Agreements with Employees...........................................    13
     3.14  Tax Returns and Payments............................................    13
     3.15  Patents, Trademarks and Copyrights..................................    13
     3.16  Labor Relations.....................................................    13
     3.17  Bulk Sales Compliance and Transfer Taxes............................    13
     3.18  Burdensome Agreements...............................................    14
     3.19  Options, Warrants and Rights of First Refusal.......................    14
     3.20  Creditors...........................................................    14
     3.21  Disclosure..........................................................    14

4.   REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER........................    14
     4.1   Authority of Buyer..................................................    14
     4.2   Broker or Finder....................................................    15



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

5.   ACTIONS PRIOR TO THE CLOSING DATE.........................................    15
     5.1   Investigation.......................................................    15
     5.2   Preservation of Representations and Warranties......................    15
     5.3   Consents and Approvals..............................................    16
     5.4   Public Announcements................................................    16
     5.5   Exclusive Dealing...................................................    16
     5.6   Lien Searches.......................................................    16
     5.7   Maintenance of Business.............................................    16
     5.8   Insurance...........................................................    17
     5.9   Organization and Transition.........................................    17
     5.10  Consummation of Agreement...........................................    17
     5.11  Accounts Receivable.................................................    17

6.   CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER..............................    18
     6.1   Covenants and Warranties............................................    18
     6.2   Corporate Action....................................................    18
     6.3   No Restraint or Litigation..........................................    18
     6.4   Necessary Consents and Permits......................................    18
     6.5   Opinion of Counsel..................................................    18
     6.6   Adverse Change......................................................    18
     6.7   Documents and Certificates..........................................    19
     6.8   Satisfaction of Debts...............................................    19
     6.9   Accounts Receivable.................................................    19
     6.10  Third Party Monitoring..............................................    19
     6.11  Due Diligence.......................................................    20

7.   CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER.............................    20
     7.1   Covenants and Warranties............................................    20
     7.2   Delivery of Purchase Price..........................................    20
     7.3   No Restraint or Litigation..........................................    20

8.   INDEMNIFICATION...........................................................    20
     8.1   Indemnification by Seller and Mandina...............................    20
     8.2   Indemnification by Buyer............................................    21
     8.3   Indemnification by Mandina..........................................    21
     8.4   Notice of Claims....................................................    21
     8.5   Survival of Indemnity Obligation....................................    22

9.   DAMAGE TO PROPERTY AND RISK OF LOSS.......................................    22

10.  CERTAIN POST CLOSING COVENANTS............................................    23
     10.1  Chip Change Procedures..............................................    23
     10.2  Transitional Use of Phone System....................................    23
     10.3  Use of Name.........................................................    23



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
11.  TERMINATION OF AGREEMENT..................................................    24

12.  GENERAL PROVISIONS........................................................    24
     12.1   Survival of Obligations............................................    24
     12.2   Transfer Charges and Taxes.........................................    24
     12.3   Arbitration........................................................    24
     12.4   Confidentiality....................................................    25
     12.5   Governing Law......................................................    25
     12.6   Notices............................................................    25
     12.7   Assignment.........................................................    26
     12.8   Entire Agreement; Amendments.......................................    26
     12.9   Interpretation.....................................................    26
     12.10  Waivers............................................................    26
     12.11  Expenses...........................................................    27
     12.12  Partial Invalidity.................................................    27
     12.13  Further Assurances.................................................    27
     12.14  Counterparts.......................................................    27



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                            ASSET PURCHASE AGREEMENT


     THIS AGREEMENT is made as of this 2nd day of November, 1995, by and among The 593 Corporation (d/b/a Classic Alarms), a Louisiana corporation ("Seller"), Anthony T. Mandina, an individual residing in the State of Louisiana ("Mandina"), and Masada Security, Inc., a Delaware corporation ("Buyer").

                                  BACKGROUND:

     WHEREAS, Seller owns and operates an electronic security business serving New Orleans, Louisiana and its environs (the "Security Business"); and

     WHEREAS, Mandina is the majority shareholder of Seller; and

     WHEREAS, Seller desires to sell, and Buyer desires to purchase, certain of the assets of Seller used or useful in connection with the operation of the Security Business, and Mandina is willing to assume certain indemnification obligations hereunder, all on the following terms and conditions.

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, and intending to be legally bound, the parties agree as follows:

                         1. PURCHASE AND SALE OF ASSETS

        1.1     Assets to be Acquired.

        Upon the terms and subject to the conditions of this Agreement, Seller shall, on the Closing Date (as defined in Section 2.5), sell, transfer, assign and deliver to Buyer all of Seller's right, title, interest and benefit in and to the following assets (the "Assets to be Acquired"):

                (a) All of Seller's rights in, to and under all alarm systems (including local alarm systems installed, sold or acquired by Seller but which generate no recurring revenue), electronic alarm equipment, alarm test equipment, machinery, computers and related software, office equipment, furnishings, two Ford Econoline vans (subject to Seller's existing leases with Ford Motor Credit included in the Business Documents, as herein defined), inventory, spare equipment and parts relating to the Security Business (whether or not allocated to contracts in process), including items purchased for resale and all purchase orders relating to the foregoing, and all other tangible personal property of Seller used in connection with the Security Business of any nature, all of which are set forth on Schedule A (collectively, the "Tangible Assets").


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

                (b) All of Seller's rights in, to and under all alarm lease, maintenance, repair, service and monitoring agreements with customers, leases of equipment that are related to and used by Seller in the Security Business, telephone book listing agreements and all other agreements (including noncompetition and nonsolicitation agreements, if any), licenses (including any licenses held personally by key employees of Seller), vehicle leases for Seller's two Ford Econoline vans, permits (including permits relating to installations which are pending, currently in process or completed) and manufacturer's warranties on tangible property that are related to Seller's conduct of the Security Business (all of the foregoing are referred to individually as a "Business Document" and collectively as the "Business Documents"), all of which are set forth on Schedule B.

                (c) All of Seller's rights in, to and under the following assets, intangibles and rights that are related to, and presently owned by Seller and used in, the Security Business: (i) refundable deposits from customers, prepaid service charges, and prepaid income items; (ii) system designs and drawings; (iii) options, claims, contract rights, contract information, patents, copyrights and trade secrets; (iv) accounts receivable;
(v) operating and accounting data; (vi) customer lists and files (including any lists and files of former customers, credit records and purchase and sale records); (vii) computer programs; (viii) telephone numbers (including WATS lines and "ring-down" lines), all of which are listed on Schedule A; (ix) work in process; (x) outstanding bids and proposals; and (xi) goodwill.

        1.2     Excluded Assets.

        Seller is not selling or transferring to Buyer, and Buyer is not purchasing from or exchanging with Seller, any of the following assets: (a) documents relating to the legal existence of Seller; (b) cash in bank accounts of Seller; (c) prepaid insurance and surety bonds; (d) rights to refunds of federal and state taxes (and penalties and interest thereon) previously paid by Seller; (e) books or records of Seller which pertain to the financial, accounting and tax aspects of the Security Business prior to the Closing Date;
(f) subject to Section 10.3, any rights to Seller's name or the names of any predecessors of Seller; and (g) any other rights that accrue to or are specifically retained by Seller under or by virtue of this Agreement (collectively, the "Excluded Assets"). To the extent necessary or required, copies of the foregoing documents shall be made available to Buyer at its request.

        1.3     Assumed Liabilities.

        Buyer agrees to assume all liability for the performance of all obligations arising after the Closing Date with respect to the Business Documents assigned to Buyer by Seller, to the extent, and only to the extent, listed on Schedule B.

        1.4     Excluded Liabilities.

        Except for the liabilities that Buyer will assume pursuant to Section 1.3, Buyer will not assume or be obligated for any other liability, obligation or commitment of Seller, direct or indirect, known or unknown, absolute or contingent, including any of the following:


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                (a) any foreign, federal, state, county or local income or other tax arising from the operation of the Security Business or the ownership of the Assets to be Acquired on or prior to the Closing Date;

                (b) any liability, obligation or commitment of Seller to its creditors, whether arising out of contract or tort, or to any party holding a lien on any of Seller's assets or any liability to any present or former shareholder of Seller;

                (c) any employee obligation, including any obligation for wages, commissions, vacation and holiday pay, sick pay, bonuses, severance pay, pensions, or any obligation under any collective bargaining agreement, employment agreement or employment at-will relationship, or any obligation to hire any employee of Seller after the Closing Date (provided that Buyer shall have the right, if it so desires, to hire any of such employees without restriction hereunder);

                (d) any liability, obligation or commitment incurred by Seller after the Closing Date;

                (e) any liability relating to any predecessor of Seller or relating to 21st Century Fire & Burglar Alarm Systems, Inc., 21st Century Burglar Alarm, Inc., 21st Century Enterprises, Inc., Burl Mahl or Burl Mahl III, or to any of their creditors or shareholders (collectively, " 21st Century");

                (f) any liability the existence of which would constitute a breach of any of the representations, warranties and covenants of Seller hereunder, including any such liabilities disclosed on any Schedule; or

                (g) any other liability, obligation or commitment not expressly assumed by Buyer hereunder.


                         2. PURCHASE PRICE AND CLOSING

        2.1     Purchase Price.

                (a) The purchase price for the Assets to be Acquired (the "Purchase Price") shall equal a multiple of twenty- six (26) times the RMR (as defined in Section 2.2) provided by the Security Business (provided that such Purchase Price shall not exceed $1,100,000) plus the value of accounts receivable as determined in accordance with Section 2.4.

                (b) At Closing, the Purchase Price shall be determined by Buyer and Seller. Eighty- percent (80%) of the Purchase Price, less the amount of the Chip Change Credit, as defined in Section 10.1, and less the sum of One Hundred Fifty-Two Thousand Dollars ($152,000) (the "Tax Liability Amount"), shall be paid to Seller on the Closing Date by federal funds wire transfer or other form of immediately available funds. Twenty percent (20%) of the

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Purchase Price, plus the amount of the Chip Change Credit, shall be deposited by Buyer in escrow (the "Attrition Escrow") pursuant to an escrow agreement in the form of Exhibit 1A (the "Attrition Escrow Agreement"). The Tax Liability Amount shall be deposited by Buyer in escrow (the "Tax Escrow") pursuant to an escrow agreement in the form of Exhibit 1B (the "Tax Escrow Agreement"). Amounts held in escrow shall be distributed in accordance with Section 2.3 (the "Escrow").

                (c) The Purchase Price shall be adjusted to reflect, in accordance with generally accepted accounting principles, the principle that all expenses of the Security Business attributable to the period after the Closing Date are for the account of Buyer and all expenses attributable to the period on or before the Closing Date are for the account of Seller. Accordingly, Seller shall receive credit for all obligations prepaid by Seller under the Business Documents; and all other expenses prepaid by Seller relating to the Security Business. Likewise, Buyer shall receive credit for (i) customer deposits; (ii) customer prepayments for services to be provided by Buyer after Closing; (iii) accrued expenses under the Business Documents ; and (iv) all other accrued expenses relating to the Security Business. If possible, Seller and Buyer shall make a good faith estimate of such adjustments at Closing and shall increase or decrease the amount paid to Seller pursuant to Section 2.1(a) by the amount of such adjustments. Any such adjustments that are not capable of calculation at Closing shall remain open and be adjusted as soon as possible after Closing.

                        (d) The Purchase Price shall be increased or decreased, as the case may be, to the extent that the total payments received by Seller with respect to all jobs listed on the work in process list (delivered pursuant to Section 3.3) prior to Closing is greater than or less than the total payments already received and to be received for all jobs on the work in process list multiplied by a fraction, the numerator of which is the actual labor and materials expended and all sales commissions actually paid on all jobs on the work in process list prior to Closing, and the denominator of which is the total of the labor and materials and all sales commissions which have been and which will be expended with respect to all jobs on the work in process list.

        2.2     Recurring Monthly Revenue.

                The term "RMR" means the amount of recurring monthly revenue (net of any direct wire telephone line charges or other communication, utility company or third-party pass-through charges, assessments or taxes which, in each case, are assessed directly against the customer and net of any customer discounts) of the Security Business as of the date immediately preceding the Closing Date and which is derived solely from written, valid, complete and properly executed monitoring, open/close, service, repair, maintenance and lease agreements in a form meeting Buyer's underwriting requirements and otherwise acceptable to Buyer and which have not been repudiated by the customer. RMR shall not include any revenue: (i) from customers whose balances are more than sixty (60) days past due from the invoice date or who have not generated cash receipts representing service charges for at least one full billing cycle or prepaid at least one month of RMR; (ii) that is not periodic in nature, but rather relates to installation, purchase payments or one-time assessments or charges; (iii) from customers from

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whom Seller has received notice of a pending termination; (iv) from third-party monitoring agreements; (v) from customers who were recently added as a result of extraordinary marketing efforts or an amnesty program; or (vi) that pertains to lease agreements which expire within twenty-six (26) months of the Closing Date or which provide the customer with the option of buying the system for a nominal amount. For purposes of calculating RMR, services or charges billed quarterly or annually shall be recalculated to a monthly equivalent.

        2.3     Escrow.

                (a) The Attrition Escrow shall be for a twelve (12) month period commencing on the Closing Date (the "Attrition Escrow Period"). A determination shall be made as of the last day of the Attrition Escrow Period of the RMR on the date immediately preceding the Closing Date attributable to customers who have, during the Attrition Escrow Period, (i) become more than sixty (60) days past due from the invoice date (and who remain more than sixty (60) days past due as of the last day of the Attrition Escrow Period), (ii) who have canceled or failed to renew for any reason, or (iii) who have been canceled or terminated by Buyer for excessive false alarms or other customer abuses (the "Lost RMR"). Buyer shall notify Seller by the end of each calendar month of all customers who during the prior calendar month went into default (a "Defaulted Account") so that Seller may have an opportunity to either rectify such account or repurchase such account within thirty (30) days after notification. If Seller elects to repurchase the account, the repurchase price shall be an amount equal to twenty-six (26) times the RMR generated by such account at Closing less forty percent (40%) of the amount of any recurring revenue-related payments actually received by Buyer for the period after Closing from such account prior to repurchase. An account will be deemed to be in default for purposes of this Section 2.3 if it is canceled (by Buyer for excessive false alarms or other customer abuses or by the customer for any reason), fails to renew or if any charges are not paid within sixty (60) days from the invoice date. If Seller rectifies a Defaulted Account, repurchases such account or provides a replacement account acceptable to Buyer within thirty (30) days after notification by Buyer, such Defaulted Account shall not be included in Lost RMR. The Purchase Price shall be reduced by a multiple of twenty-six (26) times the Lost RMR less forty percent (40%) of the amount of any recurring revenue-related payments actually received by Buyer for the period after Closing from the accounts included in Lost RMR (the "Purchase
Price Deduct"). As soon as possible after the end of the Attrition Escrow Period, the parties shall direct the escrow agent, in writing, to pay Seller the difference between the amount of the Attrition Escrow less the amount of the Purchase Price Deduct. In the event Seller repurchases any accounts under this Section 2.3, Seller shall indemnify and hold Buyer harmless from and against any Aggregate Net Loss (as defined in Section 8.1) incurred by Buyer in connection with such account from and after the date of repurchase.

                (b) The Tax Escrow shall provide a source for the settlement of any tax liabilities of Seller, Seller's shareholders (both past and present) or 21st Century, or otherwise relating to the operation of the Security Business prior to Closing, imposed upon or assessed against Buyer. The Tax Escrow shall be released as follows: (i) upon receipt of documentation from a taxing authority in a form reasonably acceptable to Buyer evidencing that the

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Assets to be Acquired are not covered by a tax lien listed on Schedule 2.3(b), a sum equal to the principal amount of such tax lien as reflected on Schedule 2.3(b) shall be released to Seller, (ii) upon a full and final discharge by a taxing authority of a tax lien listed on Schedule 2.3(b), an amount equal to the principal amount of such tax lien shall be released to Seller, or in the event Seller is unable to obtain the full and final discharge of all tax liens of record during the first twelve (12) months of the Tax Escrow Period (as herein defined), then the Buyer shall have the right to negotiate with all interested taxing authorities the release of any tax liens filed against Seller or 21st Century and to cause to be released from the Tax Escrow, at Buyer's sole direction, for payment to such taxing authorities, such amounts as are necessary to cause the release of any or all such tax liens, or (iii) at Buyer's direction, after five (5) days notice to Seller, to any taxing authority as necessary to avoid foreclosure on any of the Assets to be Acquired. The Tax Escrow shall remain in effect (the "Tax Escrow Period") for a period of thirty-six (36) months from Closing.

                (c) The Chip Change Credit shall be distributed from escrow in accordance with Section 10.1.

                (d) Nothing herein shall be deemed to limit Buyer's right to proceed against Seller for account attrition or other liabilities beyond the amount of the Attrition Escrow or Tax Escrow.

        2.4     Accounts Receivable.

        Buyer shall acquire all of Seller's accounts receivable, trade accounts, notes receivable and other debts owed to Seller by customers of the Security Business (collectively, the "Accounts Receivable") relating to the Security Business for a purchase price equal to the lesser of $12,500 or the sum of (i) 85% of the face value of any Accounts Receivable for services provided on or prior to the Closing Date from customers with balances outstanding, for any reason, 30 days or less from the invoice date, (ii) 65% of the face value of any Accounts Receivable for services provided on or prior to the Closing Date from customers with balances outstanding, for any reason, more than 30 days but 60 days or less from the invoice date, and (iii) 20% of the face value of any Accounts Receivable for services provided on or prior to the Closing Date from customers with balances outstanding, for any reason, more than 60 days but 90 days or less from the invoice date. Any Accounts Receivable for services provided on or prior to the Closing Date from customers with balances outstanding, for any reason, in excess of 90 days from the invoice date and any Accounts Receivable for services to be provided after the Closing Date shall be transferred to Buyer hereunder but shall not be taken into account in calculating the Purchase Price pursuant to the foregoing sentence. It is the intent of this Section that all Accounts Receivable due from a customer will be treated in accordance with the oldest outstanding amounts due from such customer. For example, if a customer has an outstanding

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balance of $100.00 of which $30.00 is outstanding less than 30 days, $40.00 is outstanding more than 30 days but less than 60 days and the remainder is outstanding more than 60 days but less than 90 days, the purchase price for such customer's Accounts Receivable would be $20.00 (20% x $100.00).

        2.5     Closing Date and Location.

        The consummation of the transfer and delivery of the Security Business to Buyer and the receipt of the consideration therefor by Seller shall constitute the "Closing." Unless otherwise mutually agreed to by the parties, the Closing shall take place at 9:00 A.M., local time, at the offices of Seller's counsel in New Orleans, Louisiana on November 2, 1995, or upon the satisfaction by Seller of all of the conditions precedent to Buyer's obligation to consummate this transaction, whichever shall later occur, but in any event no later than December 31, 1995, which date and time shall constitute the "Closing Date." The effective date of the sale of the Security Business shall be at 11:59:59 p.m. on the Closing Date and all prorations and allocations provided for in Section 2.1(c) shall be made as of such date and time.

        2.6     Nonsolicitation Agreement.

        In connection with the consummation of these transactions, Seller and its principal officers, directors and shareholders shall have executed a nonsolicitation agreement in the form of Exhibit 2 (the " Nonsolicitation Agreement").

        2.7     Allocation of Purchase Price.

        The parties agree that the Purchase Price shall be allocated as set forth on Schedule C hereto and agree to file all federal, state and local tax returns in accordance with such allocation. Any adjustment in the Purchase Price shall be allocated in accordance with the proportionate allocation reflected on Schedule C.

        2.8     UCC Letter of Credit.

        Seller acknowledges and agrees that it is a condition to Buyer's obligations under this Agreement that all applicable UCC liens and encumbrances filed of record in any jurisdiction against Seller or 21st Century be released prior to Closing. In the event any of the liens or encumbrances remain of record at the time of Closing (other than tax liens which are addressed in Section 2.3), Seller shall deliver to Buyer a letter of credit in a form acceptable to Buyer and from an FDIC insured bank acceptable to Buyer for the full amount of the underlying obligations originally secured or evidenced by the unreleased liens or encumbrances (the "Underlying Obligations"). The letter of credit shall provide, among other things, (i) that it shall provide payment in full to Buyer of any liability imposed upon Buyer or the Assets to be Acquired relating to the Underlying Obligations, (ii) that it shall remain in place through December 31, 1996, and (iii) that at the end of such period, an amount equal to the sum needed to obtain the release of any liens or encumbrances still of record which have not lapsed as of such date shall be paid to Buyer for purposes of obtaining the release of any such liens or encumbrances, provided that in the

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event such sums are not used to obtain releases within three (3) months after distribution, the amounts not used shall be returned to Seller through the bank issuing the letter of credit.

         3.     REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER

        As an inducement to Buyer to enter into this Agreement and to consummate these transactions, Seller represents, warrants and covenants to Buyer and agrees that as of this date and through and including the Closing Date:

        3.1     Organization of Seller.

                (a) Seller is a corporation duly incorporated and organized, validly existing and in good standing under the laws of the State of Louisiana, and has the requisite corporate power and authority to own or lease all of the Assets to be Acquired, to own and operate the Security Business, to carry on its business as now conducted, to enter into this Agreement and to perform the terms of this Agreement. Seller is qualified as a foreign corporation in all jurisdictions in which it is required to be so qualified.

                (b) Schedule F sets forth all of the names and fictitious names under which Seller or the predecessors of Seller have conducted the Security Business.

        3.2     Authority of Seller.

        Seller has full power and authority to enter into this Agreement, to consummate these transactions and to comply with the terms, conditions and provisions hereof. This Agreement has been duly authorized, executed and delivered by Seller and is, and each other agreement or instrument of Seller contemplated hereby will be, the legal, valid and binding agreement of Seller, enforceable in accordance with its terms. The execution, delivery and performance of this Agreement and the other agreements of Seller contemplated hereby have been duly authorized and approved by the shareholders and board of directors of Seller and do not require any further authorization or the consent of any third party, except as set forth on Schedule F. Neither the execution and delivery of this Agreement nor the consummation of these transactions will conflict with or result in any violation of or constitute a default under any term of the Certificate of Incorporation or By-laws of Seller, or any agreement, mortgage, debt instrument, indenture, or other instrument, judgment, decree, order, award, law or regulation by which Seller is bound, or result in the creation of any lien, security interest, charge or encumbrance upon any of the Assets to be Acquired, except as set forth on Schedule F.

        3.3     WIP; Proposals and Bids.

        Schedule J, which will be prepared by Seller and delivered to Buyer for Buyer's approval at least one (1) week before Closing, will set forth all of the work in process of the Security Business ("WIP") which is outstanding as of the date thereof. With respect to all WIP, Schedule J shall list the name of each account, the dollar amount of labor, materials and other

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costs needed to complete such work, the dollar amount already received by
Seller from such account, and the outstanding balance owed by such account.

        3.4     Seller's Market.

        Seller's customers are located in the parishes set forth in Schedule G.

        3.5     Business Documents.

                (a) Except for the Business Documents and the lease for Seller's leased premises, Seller has no presently existing material contract, agreement, lease, permit, consent, license or commitment, whether written or oral, affecting or relating to the Security Business. All of the Business Documents are validly existing, legally enforceable obligations of the parties and are in full force and effect in accordance with their terms. Seller has delivered copies of all of the Business Documents set forth on Schedule B to Buyer as of the date hereof. Without limiting the foregoing, Seller represents that, to the best of its knowledge, the Security Business and all equipment used in connection therewith are now being utilized, operated and maintained, in all material respects, in conformity with the Business Documents. Seller warrants that it has not in any manner at any time failed to so utilize, operate and maintain the Security Business in a manner that could now or hereafter result in cancellation or termination of any of the Business Documents, or in liability for damages under any of the Business Documents, nor has Seller defaulted in its obligations pursuant to any of the Business Documents, which default could result in the cancellation of any Business Document or adversely affect the rights of Seller thereunder. Seller is not a party to any franchise, license, distributor or other similar type of agreement.

                (b) Seller represents that there is no obligation currently to pay a mileage penalty under either of the leases for Seller's two Ford Econoline vans.

        3.6     Title to Property.

        Except as described on Schedule A, Seller has good and marketable title to all of the Assets to be Acquired, free and clear of all liens, claims, charges, encumbrances, leases, pledges, security interests, mortgages, defects in title, equities, covenants and other restrictions of any nature whatsoever. Seller owns each of the Assets to be Acquired set forth on Schedule A in fee title and not under lease, with the exception of the leases for Seller's two Ford Econoline vans.

        3.7     Compliance with Laws; Litigation.

                (a) Seller has complied with all laws, regulations, rules, writs, injunctions, ordinances, franchises, decrees or orders of any federal or state court or of any municipal or governmental department, commission, board, bureau, agency or instrumentality which are applicable to the Assets to be Acquired or the Security Business. Seller has obtained all licenses and permits necessary to operate the Security Business, all of which are listed on Schedule A.

                (b) All reports, schedules and/or returns of any administrative agency of the federal or any state or local government required to be filed by Seller have been filed.

                (c) Except as set forth on Schedule F, there are no lawsuits, claims, suits, proceedings or investigations pending or, to the best knowledge of Seller, threatened against or affecting Seller, nor are there any lawsuits, claims, suits or proceedings pending in which Seller is the plaintiff or claimant, that relate to the Assets to be Acquired or the Security Business and which involve the possibility of any judgment, order, award or other decision that might impair the ability of Seller to perform this Agreement, or might impair the quality of title of the Assets to be Acquired, or might adversely affect the normal operation of the Security Business, or might result in liability for damages or might otherwise adversely affect Seller's right, title or interest in the Assets to be Acquired or the Security Business.

        3.8     Condition of Assets.

                (a) The Tangible Assets are in good operating condition, ordinary wear and tear excepted. The Tangible Assets are available for immediate use in the Security Business except for those items being serviced in the ordinary course of business. The Assets to be Acquired include all such assets and properties as are necessary to conduct the Security Business as it is now being conducted.

                (b) The Assets to be Acquired include such spare parts as are set forth on Schedule A, and as have been maintained by Seller in the past in order to permit the operation of the Security Business without material interruption.

                (c) Schedule D sets forth a true and complete list of all insurance policies insuring any of the Assets to be Acquired or relating to the Security Business. All such policies have been in full force and effect since October, 1993 with claims payable on an "occurrence basis," which means, for example, that if a claim arose after the Closing Date for an event which occurred prior to the Closing Date, Seller's applicable insurance policy in existence on the date such event occurred would cover such claim. All such policies are in full force and effect and Seller has not received any notice of cancellation with respect thereto. Since October, 1993, no application by Seller for insurance with respect to the Assets to be Acquired has been denied for any reason. Since October, 1993, Seller has not had any claim made against it by any customer that would adversely affect Seller's insurance rating. Attached as Exhibit 9 is a copy of Seller's insurance claims history since October, 1993.

                (d) All of the information that Seller has delivered to Buyer in connection with this transaction is true, correct and complete.

        3.9     Adverse Developments.

        Since January 1, 1995, no event or condition has occurred which materially adversely affected the Security Business or Assets to be Acquired, including: (a) any change in the financial condition, assets or liabilities of the Security Business, other than changes in the ordinary course of business; or
(b) any damage, destruction, loss or other casualty to the Security Business, however arising and whether or not covered by insurance.

        3.10 Financial Statements.

        Exhibit 3 contains copies of the annual financial statements of Seller relating to the Security Business at December 31, 1994 and unaudited revenue reports and income statements of Seller relating to the Security Business for each month during the period January 1995 through September 1995 (the "Financial Statements"). The Financial Statements are true, complete and correct and fairly present the financial condition of the Security Business as of the respective dates thereof. The Financial Statements accurately reflect all of the income, expenses, equity, liabilities and assets of the Security Business in existence at the respective dates thereof and the operations of the Security Business as of such dates. The Assets to be Acquired include all of the assets reflected in such Financial Statements and all assets acquired since the date of such Financial Statements, excepting only such assets as have been consumed in the normal course of business. The Financial Statements, including the notes thereto (a) are in accordance with the books and records of Seller;
(b) are true, correct and complete and present fairly the financial condition of Seller as of the respective dates thereof and its results of operations for the respective periods then ended; and (c) except as indicated in the notes to such Financial Statements, have been prepared in accordance with generally accepted accounting principles, consistently applied with prior periods, with no material difference between such statements and the financial records maintained, and the accounting methods applied, by Seller for tax purposes.

        3.11    Customer and Systems Information.

                (a) Seller has entered into written agreements with all of its customers. All of Seller's agreements with its customers are valid and enforceable and are assignable to Buyer without obtaining the consent of or providing notice to any customer. Schedule B sets forth a true and accurate list of all of Seller's monitoring, open/close, lease, service, maintenance and repair accounts. All of Seller's monitoring agreements, the forms of which are attached as Exhibit 4, contain an original term of at least three (3) years. Seller will deliver originals of all of its contracts with its customers and all files and documents relating thereto to Buyer at Closing. Schedule E sets forth a true and accurate list of the amounts which Seller charges its customers for monitoring, service, maintenance, repairs, open/close, refundable deposits, reconnect fees and any other services provided by Seller. Seller has no obligations or liabilities to customers or to other users of Seller's electronic security services which are material to the Security Business, except (i) with respect to deposits made by such customers or such other users, if any; and (ii) the obligation to supply services to customers in the ordinary course of business. None of Seller's customers has a history of excessive false alarms. To the best knowledge of Seller, there are no complaints by customers or other users of Seller's electronic security services that, individually or in the aggregate, could have a material adverse effect upon the Assets to be Acquired or the financial condition or operation of the Security Business. Seller has no free or discounted service liability to customers existing with respect to the Security Business, other than as set forth in Schedule G, and nothing would prohibit Buyer from discontinuing any such free service after Closing. Seller has no obligation or liability for the refund of monies to its customers other than obligations to refund deposits made by customers in the ordinary course of business. Under applicable law, Seller is not required to pay its customers interest on these refundable deposits. Since September 1, 1994, neither
Seller, nor any of Seller's officers, directors, shareholders, employees or agents have paid directly or indirectly any accounts receivable of customers.

                (b) All of the alarm systems are in good working order and condition, failure of a customer to report to Seller any problem with an alarm system known to the customer and customer non-use excepted. All manufacturer's warranties applicable to any such alarm systems are freely assignable to Buyer.

                (c) The Security Business has at least 2,200 accounts and $42,000 of RMR. Seller's gross attrition rate over the last two (2) years has not exceeded ten percent (10%) per year.

                (d) Seller owns all of the telephone lines applicable to its accounts and, except as set forth on Schedule K, can convert all such lines to communicate with Buyer's central station by means of a line switch. Except as set forth on Schedule K, none of the alarm systems of Seller require an on-site visit in order to reprogram such system to communicate with Buyer's central station.

                (e) There is no law, rule, regulation or ordinance that would limit Buyer's ability to provide monitoring services to customers from a central station located outside of the State of Louisiana.

                (f) None of the communities in which the Security Business is conducted has adopted or currently intends to adopt a false alarm ordinance.

        3.12    Broker or Finder.

        Neither Seller nor any party acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of these transactions, except that Seller has engaged the services of UBI Business Consultants ("UBI"). Seller shall be solely responsible for all fees payable to UBI.

        3.13    Agreements with Employees.

                (a) Seller is not a party to any employment agreement, written or oral, which cannot be terminated at will by Seller.

                (b) Except as set forth on Schedule L, Seller does not have any pension, profit sharing or other employee benefit plan, or any health care, life insurance or other employee welfare plan, for the employees of the Security Business.

                (c) The names, titles and rates of compensation of all of the employees of Seller employed in the Security Business are listed on Schedule L. None of the employees has indicated to Seller any intention to terminate his employment with Seller.

        3.14    Tax Returns and Payments.

        All unemployment, social security, franchise, real property, personal property and all other taxes levied, assessed or imposed upon Seller in connection with Seller's operation of the Security Business by the United States, or any state, or governmental subdivision of either, to the extent due and payable, have been duly paid to date or are being contested through appropriate administrative or judicial procedures, and no liability for
deficiencies with respect thereto exists.   To Seller's best knowledge, no tax
deficiencies have been determined nor proposed tax assessments charged against Seller in connection with Seller's operation of the Security Business (nor is there any basis therefor). Seller has filed all federal, state, local, sales, franchise, withholding, real and personal property tax returns required to be filed in connection with Seller's operation of the Security Business. No penalties or other charges are, or will become, due with respect to the late filing of any such return by Seller.

        3.15    Patents, Trademarks and Copyrights.

        Seller does not possess in connection with the Security Business any patent, patent right, trademark or copyright, and is not a party to any license or royalty agreement with respect to any patent, trademark or copyright.

        3.16    Labor Relations.

        Seller is not a party to any collective bargaining agreements in connection with the Security Business.

        3.17    Bulk Sales Compliance and Transfer Taxes.

        Neither the sale and transfer of the Assets to be Acquired pursuant to this Agreement, nor Buyer's possession and use thereof from and after Closing because of such sale and transfer, will result in or be subject to: (a) any law pertaining to bulk sales or transfers which make such sales or transfers ineffective as to creditors of Seller; (b) any federal, state or local sales, use, transfer, excise or license tax, fee, or charge applicable to any of the Assets to be

Acquired; or (c) the imposition of any liability upon Buyer for appraisal rights or other liability owing to any shareholder of Seller.

        3.18    Burdensome Agreements.

        Seller is not a party to any agreement or instrument nor subject to any restriction which now has or, as far as Seller can foresee, may have a material adverse effect, financial or otherwise, upon the Security Business or the Assets to be Acquired.

        3.19    Options, Warrants and Rights of First Refusal.

        Seller represents that no person or entity has any option, warrant or right of first refusal to purchase the Assets to be Acquired or the Security Business.

        3.20    Creditors.

        Seller warrants that Schedule I sets forth a true, correct and complete list of each of the creditors of Seller and the amount due by Seller to each such creditor.

        3.21    Disclosure.

        No representation or warranty by Seller in this Agreement or any Schedule or Exhibit, or any statement, list or certificate furnished or to be furnished by Seller pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading or necessary in order to provide a prospective purchaser of the Assets to be Acquired and the Security Business with proper information as to such assets and business.

         4.     REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER

        As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents, warrants and covenants to Seller and agrees that as of this date and through and including the Closing Date:

        4.1     Authority of Buyer.

        Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has full corporate power and authority to enter into this Agreement, to consummate the transactions contemplated hereby and to comply with the terms, conditions and provisions hereof. This Agreement is, and each other agreement or instrument of Buyer contemplated hereby will be, the legal, valid and binding agreement of Buyer, enforceable in accordance with its terms. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, in any material respect, conflict with or result in any material violation of or constitute a material default under any term of any agreement, mortgage, debt instrument, indenture, franchise, license, permit, authorization, lease or other instrument, judgment, decree, order, award, law or regulation by which Buyer is bound.

        4.2     Broker or Finder.

        Neither Buyer nor any party acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

                  5.    ACTIONS PRIOR TO THE CLOSING DATE

        The parties covenant and agree to take the following actions between the date hereof and the Closing Date:

        5.1     Investigation.

        Seller shall afford Buyer and its representatives, consistent with the maintenance of employee morale and so as not to interfere with the conduct of Seller's business, access during normal business hours to the employees, properties, facilities and equipment, and books and records of the Security Business. Seller acknowledges that Buyer also desires to contact a random sample of Seller's customers in order to explore customer satisfaction with various aspects of Seller's service (e.g., alarm monitoring dispatch, technical service and billing). Seller acknowledges that Buyer will conduct such survey as if on behalf of Seller and Seller agrees to cooperate with Buyer in making such contact. Buyer agrees to make the results of any such survey available to Seller. It is the parties intent that Buyer shall have full opportunity to investigate the business affairs of the Security Business.

        5.2     Preservation of Representations and Warranties.

        (a) Buyer and Seller shall refrain from knowingly taking any action which would render untrue any representation, warranty or covenant contained in this Agreement, and shall not knowingly omit to take any action, the omission of which would render untrue any such representation, warranty or covenant. Promptly upon the occurrence of, or promptly upon Seller becoming aware of the impending or threatened occurrence of, any event which would cause any of the representations or warranties of Seller contained herein, or in any Schedule or Exhibit, to be materially inaccurate, Seller shall give detailed written notice thereof to Buyer and shall use its best efforts to prevent or promptly remedy the same.

        (b) Buyer and Seller shall promptly notify the other party of any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement. Seller shall promptly notify Buyer of any lawsuit, claim, proceeding or investigation that may be threatened, brought, asserted or commenced against Seller, and of any damage, destruction or other casualty, whether or not insured, to the Assets to be Acquired.

        5.3     Consents and Approvals.

        Promptly after the execution of this Agreement, Seller shall obtain all necessary third-party consents and approvals.

        5.4     Public Announcements.

        Neither Buyer nor Seller shall, without the approval of the other party (which may not be unreasonably withheld), make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that such party shall be so obligated by law, in which case the other party shall be advised and Buyer and Seller shall use their best efforts to cause a mutually agreeable release or announcement to be issued. Notwithstanding the foregoing, Buyer shall have the right without the consent of Seller to announce the completion of the transactions contemplated hereby in the form of a "tombstone" announcement.

        5.5     Exclusive Dealing.

        Seller and its affiliates shall deal exclusively with Buyer with respect to the transactions contemplated hereby and shall not solicit, encourage or entertain offers of inquiry (nor shall Seller or any of its affiliates authorize or permit any director, officer, employee, attorney, accountant or other representative or agent to solicit, encourage or entertain offers or inquiries) from other companies, persons or entities, provide information to or participate in any discussions or negotiations with any companies, persons or entities with a view to an acquisition of any of the Assets to be Acquired or all or substantially all of the Security Business or any interest therein.

        5.6     Lien Searches.

        Seller shall have delivered to Buyer, at Seller's expense, at least one
(1) week prior to the Closing Date, lien searches performed by Seller against Seller, any entity acquired by Seller in connection with the Security Business, 21st Century and any fictitious names used by Seller in connection with the Security Business showing all UCC-1 financing statements, federal, state or local tax liens, unsatisfied judgments and pending litigation filed against the Security Business.

        5.7     Maintenance of Business.

        Seller shall continue to operate the Security Business, shall maintain the Assets to be Acquired (including maintenance of the inventories of spare equipment and parts listed on Schedule A) and shall keep all of its business books, records and files in connection with the Security Business all in the ordinary course of business in accordance with past practices consistently applied. Seller shall not sell, transfer, assign or permit the creation of any lien, charge or encumbrance on any of the Assets to be Acquired. Seller shall not permit the amendment or cancellation of any of the Business Documents without the prior written consent of Buyer. Seller shall not enter into any contract or commitment nor incur any indebtedness or other liability or obligation of any kind relating to the Security Business that is not in the ordinary course of business without the prior written consent of Buyer. Seller shall not acquire any accounts or any assets from any third party. Seller shall not itself, nor shall Seller permit any of its officers, directors, shareholders, agents or employees to pay any of Seller's accounts receivable from customers. Seller shall not decrease its customer rates or conduct any marketing programs, including any amnesty programs, involving credits for free service or reduced rates for service. Seller shall pay off and obtain title to any of the Assets to be Acquired that are currently leased from third parties (other than the leases for Seller's two Ford Econoline vans).

        5.8     Insurance.

        Seller shall maintain in full force and effect all existing insurance policies to cover and protect the Assets to be Acquired against damage or destruction.

        5.9     Organization and Transition.

        Seller shall use all reasonable efforts consistent with sound business judgment to preserve intact the present business or organization of the Security Business, to retain the services of its present employees, to preserve its relationships with customers, suppliers and others having business relationships with it and to maintain the goodwill enjoyed within the areas served by the Security Business. Seller shall provide each of the customers of the Security Business with written notice of the transactions contemplated by this Agreement pursuant to a letter in the form of Exhibit 7. Seller shall cooperate with Buyer to cause an expeditious conversion of the accounts.
Seller agrees to deliver to Buyer all information reasonably requested by Buyer's central station, including the standard emergency information for each customer. Seller will deliver originals of the customers' contracts and all files and documents relating thereto to Buyer at Closing. If requested to do so by Buyer, Seller will assist in the orderly transition of the customer base by mailing the customers' next scheduled invoice.

        5.10    Consummation of Agreement.

        Buyer and Seller shall use their best efforts to perform and fulfill all obligations and conditions on their part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be fully carried out.

        5.11    Accounts Receivable.

        At least three (3) days prior to the Closing Date, Seller shall deliver to Buyer an accurate and complete listing of all of the Accounts Receivable which existed as of a date which is not more than seven (7) days prior to the Closing Date. Seller acknowledges that all of the Accounts Receivable existing on the Closing Date are part of the Assets to be Acquired and shall be transferred to Buyer on the Closing Date in accordance with the terms of Section 2.4.

        6.      CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

        On or prior to the Closing Date, Seller shall have satisfied each of the following conditions, unless waived in writing by Buyer:

        6.1     Covenants and Warranties.

        There shall have been no breach by Seller in the performance of any of its covenants and agreements herein; each of the representations and warranties of Seller contained or referred to herein shall be true and correct in all material respects on the Closing Date as though made on the Closing Date, and except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Buyer; and there shall have been delivered to Buyer a certificate to that effect, dated the Closing Date, from the President or a Vice President of Seller.

        6.2     Corporate Action.

        Seller shall have taken all corporate action necessary to approve these transactions, and Seller shall have furnished Buyer with certified copies of the resolutions adopted by its Shareholders and Board of Directors, in form and substance satisfactory to counsel for Buyer, in connection with such transactions.

        6.3     No Restraint or Litigation.

        No action, suit or proceeding shall by pending or threatened by any third party or governmental or regulatory agency to restrain, prohibit or otherwise challenge the legality or validity of these transactions or of any of the Assets to be Acquired. All threatened or pending claims by any current or former shareholders of Seller and 21st Century shall have been settled or otherwise disposed of to Buyer's satisfaction.

        6.4     Necessary Consents and Permits.

        The parties shall have received all of the consents listed on Schedule F, including the consent of any lender to Seller, and such consents shall be valid and enforceable on the Closing Date.

        6.5     Opinion of Counsel.

        Seller shall have delivered to Buyer the legal opinion of William J. Dutel, Esq., local Louisiana counsel for Seller, duly executed and in the form of Exhibit 5.

        6.6     Adverse Change.

        There shall not have occurred any material adverse change in the Security Business or in the condition of the Assets to be Acquired.

        6.7     Documents and Certificates.

        Seller shall have delivered or caused to be delivered to Buyer:

                (a) an Assignment and Bill of Sale in the form of Exhibit 6, duly executed;

                (b) the Nonsolicitation Agreement described in Section 2.6, duly executed;

                (c) a Certificate of Good Standing issued by the Secretaries of State of Louisiana evidencing Seller's corporate good standing in such state, dated within ten (10) days of the Closing Date;

                (d) a certificate issued by the Department of Taxation and Revenue of the State of Louisiana certifying that there are no tax liens of record against Seller or against any of the entities listed on Schedule F and that Seller is and such entities are not obligated for any taxes which are due and payable but which have not been paid;

                (e) the certificate required pursuant to Section 6.1;

                (f) the certificate of insurance required pursuant to Section 8.1; and

                (g) all other documents and instruments reasonably requested by Buyer in connection with the consummation of the transactions contemplated by this Agreement.

        6.8     Satisfaction of Debts.

        Seller shall have made appropriate arrangements for the termination of any liens and encumbrances against any of the Assets to be Acquired.

        6.9     Accounts Receivable.

        Seller shall have delivered to Buyer the list of Accounts Receivable described in Section 5.11.

        6.10    Third Party Monitoring.

        Buyer shall have entered into an agreement with Security Central, Inc., Seller's third party monitoring company, relating to the monitoring of any accounts (including those referred in Article X hereof) not converted to Buyer's central station at Closing, which agreement shall be in a form and at rates reasonably acceptable to Buyer.

        6.11    Due Diligence.

        Buyer shall have completed its due diligence review of Seller and be satisfied in its sole discretion with the results thereof.

            7.  CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

        On or prior to the Closing Date, Buyer shall have satisfied each of the following conditions unless waived in writing by Seller:

        7.1     Covenants and Warranties.

        There shall have been no breach by Buyer in the performance of any of its covenants and agreements herein; each of the representations and warranties of Buyer contained or referred to herein shall be true and correct in all material respects on the Closing Date as though made on the Closing Date, except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Seller or any transaction contemplated by this Agreement; and there shall have been delivered to Seller a certificate to such effect, dated the Closing Date, and signed on behalf of Buyer by its President or any Vice President.

        7.2     Delivery of Purchase Price.

        Buyer shall have delivered the Purchase Price to Seller, less the amount of the Escrow and any adjustment made hereunder.

        7.3     No Restraint or Litigation.

        No action, suit or proceeding shall be pending or threatened by any third party or governmental or regulatory agency to restrain, prohibit or otherwise challenge the legality or validity of these transactions.

                           8.   INDEMNIFICATION

        8.1     Indemnification by Seller.

        Seller shall indemnify, hold harmless, defend and bear all costs of defending Buyer, together with its successors and assigns, from, against and with respect to any and all damage, loss, deficiency, expense (including any reasonable attorney and accountant fees, legal costs or expenses), action, suit, proceedings, demand, assessment or judgment to or against Buyer (collectively referred to as the "Aggregate Net Loss") arising out of or in connection with:

                (a) any debt, obligation, commitment or liability of Seller or any predecessor of Seller (including 21st Century) which is not expressly assumed by Buyer herein or which is expressly assumed by Seller herein, whether arising prior to, on or after the Closing Date and whether or not disclosed to Buyer herein;

                (b) any breach or violation of, or nonperformance by, Seller of any of its representations, warranties, covenants or agreements contained in this Agreement or in any document, certificate or schedule required to be furnished pursuant to this Agreement;

                (c) any Lost RMR suffered by Buyer during the Escrow Period which is in excess of the amount of the Attrition Escrow; or

                (d) any liability relating to a failure to provide each residential customer of the Security Business with the three-day right of rescission in strict compliance with the provisions of 16 C.F.R. Part 429 (Cooling-Off Period for Door-to-Door Sales) and any applicable state laws.

        Should Buyer and Seller be unable to agree as to the amount of the Aggregate Net Loss for which Buyer is to be indemnified, either Buyer or Seller may apply to the American Arbitration Association under its Commercial Arbitration Rules for the appointment of a panel of three (3) arbitrators for an arbitration to take place in New Orleans, Louisiana. Buyer and Seller agree that such location is the most convenient forum for all parties. Buyer and Seller will share equally the total expense of such arbitration, but each party shall bear its own legal, accounting and other similar fees and expenses. Such arbitrators shall proceed in accordance with the Commercial Arbitration Rules of the American Arbitration Association to determine the Aggregate Net Loss and to certify such loss to Buyer and Seller. Such arbitration and determination shall be final and binding on Buyer and Seller, judgment may be entered upon such determination and award in any court having jurisdiction thereof, and Buyer and Seller agree that no appeals shall be taken therefrom. Buyer may offset against amounts due under the Attrition Escrow Agreement any indemnification or other obligations due to Buyer from Seller or Mandina under or in connection with this Agreement. Seller agrees to name Buyer as an additional insured under its general liability insurance policy and to deliver a certificate of insurance to Buyer evidencing such coverage at Closing.

        8.2     Indemnification by Buyer.

        Buyer shall indemnify, hold harmless, defend and bear all costs of defending Seller, together with its successors and assigns, from, against and with respect to any and all damage, loss, deficiency, expense (including any reasonable attorney and accountant fees, legal costs or expenses), action, suit, proceeding, demand, assessment or judgment to or against Seller arising out of or in connection with any breach or violation of, or nonperformance by, Buyer of any of its representations, warranties, covenants or agreements contained in this Agreement or in any document, certificate or schedule required to be furnished pursuant to this Agreement.

        8.3     Indemnification by Mandina.

        Mandina shall indemnify, hold harmless, defend and bear all costs of defending Buyer, together with its successors and assigns, from and against, and with respect to any damage, loss, deficiency, expense (including any reasonable attorney and accounting fees, legal costs or expenses), action, suit, proceeding, demand, assessment or judgment, to or against

Buyer, arising out of or in connection with the tax lien liability and UCC filings found at Paragraphs 2.3(b) and 2.8 and for any claims by current or former shareholders of Seller or 21st Century including, without limitation, those matters entitled Nancy Michelli, wife of/and Frank Carlino Sr. v. Burl Reuben Mahl, III, et al., No. 94-13672, 22nd Judicial District Court in and for the Parish of St. Tammany, State of Louisiana, and Carolyn M. Nielsen v. 21st Century Enterprises, Inc., et al., No. 470-112, 24th Judicial District Court in and for the Parish of Jefferson, State of Louisiana.

        8.4     Notice of Claims.

        If any claim is made by or against a party which, if sustained, would give rise to a liability of the other party hereunder, that party (the "Claiming Party") shall promptly cause notice of the claim to be delivered to the other party (the "Indemnifying Party") and shall afford the Indemnifying Party and its counsel, at the Indemnifying Party's sole expense, the opportunity to defend or settle the claim (and, with respect to claims made by third parties, the Claiming Party shall have the right to participate at its sole expense). Any notice of a claim shall state, with reasonable specification, the alleged basis for the claim and the amount of liability
asserted by or against the other party by reason of the claim.   Alternatively,
if notice is given and the Indemnifying Party fails to assume the defense of the claim within ten (10) days thereof, the claim may be defended, compromised or settled by the Claiming Party without the consent of the Indemnifying Party and the Indemnifying Party shall remain liable under this Article VIII.

        8.5     Survival of Indemnity Obligation.

        The rights of Buyer and Seller to assert indemnification claims shall survive the Closing Date and shall expire: (a) with respect to all claims other than third-party claims and claims related to the nonpayment of taxes under any federal, state, county or other local taxing statutes, on the fifth
(5th) anniversary of the Closing Date; (b) with respect to third-party claims and claims relating to the nonpayment of taxes under any federal, state, county, or other local taxing statutes, upon the expiration of ninety (90) days following the date on which the running of the statute of limitations with respect to any such tax or claim shall bar the assessment and collection of such tax or claim.

                 9.     DAMAGE TO PROPERTY AND RISK OF LOSS

        The risk of any loss or damage to the Assets to be Acquired and the Security Business resulting from fire, theft or any other casualty (except reasonable wear and tear) shall be borne by Seller at all times prior to Closing. In the event that any such loss or damage shall be sufficiently substantial so as to preclude and prevent resumption of normal operations of any material portion of the Security Business within two (2) days from the occurrence of the event resulting in such loss or damage, Seller shall immediately notify Buyer in writing of its inability to resume normal operations or to replace or restore the lost or damaged property, and Buyer, at any time within thirty (30) days after receipt of such notice, may elect either
(a) to waive such defect and proceed toward consummation of the transaction in accordance with terms of this Agreement, or (b) to terminate this Agreement.

        If Buyer elects to consummate this transaction despite such loss or damage and does so, there shall be no diminution of the Purchase Price on account of such loss or damage and all insurance proceeds payable as a result of the occurrence of the event resulting in loss or damage to the property, plus the amount of any deductible upon such insurance coverage, shall be delivered to Buyer, or the rights thereto shall be assigned to Buyer if not yet paid over to Seller.

                   10.  CERTAIN POST CLOSING COVENANTS

        10.1    Chip Change Procedures.

        Seller shall, at its expense, either secure new telephone numbers and/or lines for those customers which share telephone credit against the Purchase Price equal to $40.00 for each customer that requires a post-closing "chip change" service call (the "Chip Change Credit"). Accounts requiring a chip change are listed on Schedule K. The amount of the Chip Change Credit shall be estimated by Buyer and Seller at Closing and added to the Escrow. Seller shall use its best efforts, at its cost and expense using its own personnel or subcontractors approved by Buyer (provided such subcontractors have signed a nonsolicitation agreement which may be assigned to Buyer), to complete the chip change for each of the accounts listed on Schedule K within sixty (60) days after Closing. Buyer shall release from Escrow to Seller the sum of $40.00 for each such chip change completed by Seller during such sixty (60) day period. Thereafter, Buyer shall have the right to complete the chip change and Buyer shall be entitled to payment of the Chip Change Credit from Escrow from time to time as Buyer incurs costs relating thereto, and Seller agrees to provide written notice to the escrow agent in order to permit such amounts to be released to Buyer.

        10.2    Transitional Use of Phone System.

        Seller agrees to cause Alvin Beaudean, a shareholder of Seller, to allow Buyer to use the telephone system currently in place at the premises located at 3231 North I-10 Service Road, Metairie, Louisiana at no cost to Buyer for a transition period after Closing not to exceed 60 days.

        10.3    Use of Name.

        Seller shall not authorize or permit any other person or entity (other than Buyer), to use the name "Classic" or "Classic Alarms" alone or in conjunction with any other name for any business engaged in the security alarm business or in any other business where the potential for customer confusion with Buyer may exist. Seller recognizes that although Buyer will not be conducting its business under the "Classic" name, Buyer will require the use of the name during a transition period in order to replace stickers, lawn signs, etc.

                      11.       TERMINATION OF AGREEMENT

        In the event Buyer fails to consummate the purchase of the Assets to be Acquired and Seller has complied with all of the material terms and conditions on its part contained herein, then this Agreement shall be automatically terminated and Seller shall have the right to seek monetary damages arising as a result of Buyer's breach. In the event Seller fails to consummate the sale of the Assets to be Acquired and Buyer has complied with all of the material terms and conditions on its part contained herein, then this Agreement shall be automatically terminated and Buyer shall have the right, in its discretion, to seek either specific performance of Seller's obligations hereunder (without the posting of a bond or other security) or monetary damages arising as a result of Seller's breach.

                         12.    GENERAL PROVISIONS

        12.1    Survival of Obligations.

        Seller, Mandina and Buyer acknowledge that the representations, warranties, covenants and agreements of Seller and Buyer contained herein form an integral part of the consideration given to Buyer in exchange for the Purchase Price and to Seller in exchange for the Assets to be Acquired, without which Buyer would be unwilling to purchase, and Seller would be unwilling to sell, the Assets to be Acquired. Notwithstanding any investigation and review made by Buyer pursuant to this Agreement, Seller and Buyer agree that all of the representations, warranties, covenants and agreements of Seller, Mandina and Buyer contained in this Agreement or in any exhibit, schedule, statement, report, certificate or other document or instrument required to be delivered pursuant to this Agreement shall survive the making of this Agreement, any investigation or review made by or on behalf of the parties hereto and the Closing.

        12.2    Transfer Charges and Taxes.

        Seller shall pay all stamp, sales, income, realty transfer or other taxes, federal, state or local imposed by law in respect of any and all transfers pursuant to this Agreement.

        12.3    Arbitration.

        Except with respect to Buyer electing to bring an action for specific performance of this Agreement (which action shall be commenced and settled in a court of competent jurisdiction), any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in New Orleans, Louisiana, by a panel of three (3) arbitrators in accordance with the Rules of the American Arbitration Association for Commercial Arbitration. IN THE EVENT OF ANY COURT PROCEEDING HEREUNDER, THE PARTIES WAIVE THEIR RIGHT TO TRIAL BY JURY.

        12.4    Confidentiality.

        Buyer and Seller agree that they will treat in confidence all documents, materials and other information which they have obtained regarding the other party during the course of the negotiations leading to the consummation of these transactions, the investigation provided for herein and the preparation of this Agreement and other related documents. In the event these transactions are not consummated, all copies of nonpublic documents and material which have been furnished in connection therewith shall be promptly returned to the party furnishing such documents and material, shall continue to be treated as confidential information and shall not be used for the benefit of the party who returned such confidential information.

        12.5    Governing Law.

        This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Alabama, without regard to its conflicts of law provisions.

        12.6    Notices.

        All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally, by registered or certified mail, by legible facsimile transmission or by overnight courier (fare prepaid) addressed as follows:

If to Buyer, to:                            with a copy to:

Masada Security, Inc.                       Buchanan Ingersoll
Attention: Charles F. Armstrong             Professional Corporation
           Vice President                   Attention:  Thomas G. Buchanan, Esq.
950 22nd Street North, Ste. 800             One Oxford Centre
Birmingham, AL  35203                       301 Grant Street, 20th Floor
Telecopy:  800-531-3293                     Pittsburgh, PA 15219-1410
                                            Telecopy: 412-562-9316
If to Seller, to:                           with a copy to:

Alvin C. Beaudean                           William J. Dutel, Esquire
President                                   Suite 2960
The 593 Corporation                         Energy Centre
3231 North I-10 Service Road                1100 Poydras Street
Metairie, LA  70002                         New Orleans, LA  70163-2429
Telecopy: 504-831-8740                      Telecopy:  (504) 582-2429


or to such address as such party may indicate by a notice delivered to the other parties hereto. Notice shall be deemed received the same day (when delivered personally), five (5) days after mailing (when sent by registered or certified mail), the same business day (when sent by facsimile) and the next business day (when delivered by overnight courier). Any party to this

Agreement may change its address to which all communications and notices may be sent by addressing notices of such change in the manner provided.

        12.7    Assignment.

        This Agreement may not be assigned by Seller without the prior written consent of Buyer. Buyer shall have the right to assign this Agreement, the Schedules and Exhibits hereto and the rights and obligations hereunder to its subsidiaries or affiliates, successors and assigns without the prior written consent of Seller. To the extent this Agreement is assigned by Buyer, which is a corporation, to a subsidiary or affiliate of Buyer that is a partnership, all direct and indirect references herein to Buyer's corporate standing shall be deemed to refer to partnership standing. If Buyer is a partnership, this Agreement is nonrecourse to the partners of Buyer.

        12.8    Entire Agreement; Amendments.

        This Agreement contains the entire agreement between the parties, wholly cancels, terminates and supersedes any and all previous and/or contemporaneous oral agreements, negotiations, commitments and writings between the parties hereto with respect to such subject matter, including the Letter of Intent between Buyer and Seller dated March 20, 1995. No change, modification, extension, termination, notice of termination, discharge, abandonment or waiver of this Agreement or any of the provisions hereof, nor any representation, promise or condition relating to this Agreement, shall be binding upon any party hereto unless made in writing and signed by such party.

        12.9    Interpretation.

        Article titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of any of the provisions of this Agreement. All references to Sections and subsections contained in this Agreement refer to the Sections and subsections of this Agreement. All references to Schedules or Exhibits contained in this Agreement are references to the Schedules or Exhibits described on the list immediately following the signature page hereto. All references to the word "including" shall have the same meaning as the phrase "including without limitation." Any and all Schedules, Exhibits, statements, reports, certificates or other documents or instruments referred to herein or attached hereto, including the "Background" portion of this Agreement, are incorporated herein by reference as though fully set forth at the point referred to in this Agreement. There shall be no presumption against any party on the ground that such party was responsible for preparing this Agreement or any part hereof.

        12.10   Waivers.

        Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof, but any such waiver must be in writing and must comply with the notice provisions contained in Section 12.6. The failure of any party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

        12.11   Expenses.

        Buyer and Seller will each pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants; provided, however, that in any action to enforce the terms of this Agreement, the substantially prevailing party in such action shall be entitled to recover its reasonable attorneys' fees and costs incurred in connection with such action.

        12.12   Partial Invalidity.

        Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of these provisions shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein, unless the deletion of such provision or provisions would result in such a material change as to cause the completion of these transactions to be unreasonable.

        12.13   Further Assurances.

        From time to time following the Closing Date, Seller shall (a) immediately deliver to Buyer any cash or other property that it may receive in respect of receivables relating to the business and operations of the Security Business (whether attributable to periods before or after the Closing Date), and (b) at the request of Buyer and without further consideration, execute and deliver to Buyer such other instruments of conveyance and transfer as Buyer may reasonably request or as may be otherwise necessary to more effectively convey and transfer to, and vest in, Buyer and put Buyer in possession of, any part of the Assets to be Acquired. In the case of any agreement, contract, lease, easement or other commitment which is included in the Assets to be Acquired but which cannot be transferred or assigned effectively without the consent of a third party, whose consent has not been obtained prior to Closing, Seller shall cooperate with Buyer at Buyer's request in trying to promptly obtain such consent.

        12.14   Counterparts.

        This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument and all of which together shall be considered one and the same agreement, and shall become effective when counterparts, which together contain the signatures of each party hereto, shall have been delivered to Buyer and Seller. Delivery of executed signature pages hereof by facsimile transmission shall constitute effective and binding execution and delivery hereof.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.



                                    /s/ Anthony T. Mandina
                                    ------------------------------------------
                                    Anthony T. Mandina, individually


                                    SELLER:  THE 593 CORPORATION

                                    /s/ Alvin C. Beaudean
                                    ------------------------------------------
                                    By: Alvin C. Beaudean


                                    BUYER:  MASADA SECURITY, INC.


                                    /s/ Charles F. Armstrong
                                    -------------------------------------------
                                    By: Charles F. Armstrong

                              List of Schedules
                              -----------------

Schedule                        Description                               Section Reference
--------                        -----------                               -----------------
   A            Liens and Encumbrances, Tangible                          Section Section 1.1(a),1.1.(c),
                Personal Property, Excluded Assets,                       3.7,3.9(b),5.7
                Telephone Lines

   B            Business Documents (Intangible Personal                   Section Section 1.1(b),3.5(a),
                Property and Real Property Agreements)                    3.6

   C            Allocation of Purchase Price                              Section 2.7

   D            Insurance                                                 Section 3.8(c)

   E            List of Services and Rates                                Section 3.11(a)

   F            Litigation and Claims, Consents                           Section Section 3.1(b),3.2,

                Notices, Prior Names                                      3.7(c),6.4, 6.7(d)

   G            Free Service Liability, Discounted                        Section Section 3.4, 3.12(a)

                Service Liability, Location of Customers

   H            Tax Returns                                               Section 3.14

   I            List of Creditors                                         Section 3.20

   J            WIP, Proposals and Bids                                   Section 3.3

   K            Chip Change Accounts                                      3.11(d), 10.1

   L            List of Employees, Employee Benefit and Welfare Plans     3.13

                               List of Exhibits


    1A          Attrition Escrow Agreement                                Section 2.1(b)

    1B          Tax Escrow Agreement                                      Section 2.1(b)

    2           Nonsolicitation Agreement                                 Section 2.6

    3           Financial Statements                                      Section 3.10

    4           Seller's Monitoring Agreements                            Section 3.11


   5            Opinion of Seller's Counsel             Section 6.5

   6            Assignment and Bill of Sale             Section 6.7(a)

   7            Customer Notice                         Section 5.9(a)

   8            Insurance Summary                       Section 3.8(c)